State of Delaware Secretary of State Division of Corporations Delivered 02:49 PM 12/31/2013 FILED 02:49 PM 12/31/2013 SRV 131495360 - 5451264 FILE

STATE OF DELAWARE

CERTIFICATE OF MERGER
OF
OCEAN THERMAL ENERGY CORPORATION
INTO
BROADBAND NETWORK AFFILIATES, INC.

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware, the undersigned corporation does hereby certify:

FIRST. The name and jurisdiction of formation or organization of each of the entities which are to merge are as follows:

Name	Jurisdiction of Formation

Broadband Network Affiliates, Inc.	Delaware

Ocean Thermal Energy Corporation	Delaware

SECOND. The Agreement and Plan of Merger (the Agreement of Merger) by and among Broadband Network Affiliates, Inc., a Delaware corporation, Ocean Thermal Energy Corporation, a Delaware corporation, and Theodore Herman, an individual, providing for the merger (the Merger) of Ocean Thermal Energy Corporation with and into Broadband Network Affiliates, Inc. has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of the General Corporation Law of the State of Delaware.

THIRD. The name of the surviving corporation is Broadband Network Affiliates, Inc. (the Surviving Corporation).

FOURTH. The Merger is to become effective as of 5:00 p.m. on December 31, 2013.

FIFTH. At the effective time of the Merger, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:

The Name of this corporation is: Ocean Thermal Energy Corporation.

SIXTH. The Agreement of Merger is on file at the principal place of business of the Surviving Corporation, located at 800 South Queen Street, Lancaster. Pennsylvania 17603.

SEVENTH. A copy of the Agreement of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder or other person holding an interest in Broadband Network Affiliates, Inc. or Ocean Thermal Energy Corporation.

IN WITNESS WHEREOF, Broadband Network Affiliates, Inc., as the surviving corporation, has caused this certificate to be signed by an authorized person, the 31 day of December, 2013.

Broadband Network Affiliates, Inc.

By: /s/ Theodore Herman
Name: Theodore Herman
Title: President